Exhibit 99.1

NEWS RELEASE

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES THIRD QUARTER EARNINGS

Earnings per share up 13% for the Quarter.

CRESTVIEW HILLS, KENTUCKY, October 19, 2007 – The Bank of Kentucky Financial Corporation (the “Company”) (OTC/BB: BKYF), the holding company of The Bank of Kentucky, Inc. (the “Bank”), today reported its earnings for the third quarter and the nine months ended September 30, 2007. For the third quarter of 2007 the Company reported an increase in diluted net income per share of 13%, while diluted net income per share for the first nine months of 2007 increased 10%, as compared to the same periods in 2006. The third quarter results included the impact of the acquisition of FNB Bancorporation, Inc. and its subsidiary, First Bank of Northern Kentucky, Inc. (“First Bank”), which was completed on May 18, 2007. First Bank was merged into The Bank of Kentucky, Inc., and operates under The Bank of Kentucky name. This acquisition added $74 million in additional assets and included approximately $63 million in loans and deposits. Highlighting the third quarter results was an increase in total revenue of 12%, and a $400,000 decrease in the provision for loan losses as compared to the third quarter of 2006.

A summary of the Company’s results follows:

Third Quarter ended September 30,	2007	2006	Change
Net income	$3,041,000	$2,742,000	11%
Net income per share, basic	$0.53	$0.47	13%
Net income per share, diluted	$0.53	$0.47	13%

Nine Months ended September 30,	2007	2006	Change
Net income	$8,046,000	$7,388,000	9%
Net income per share, basic	$1.39	$1.26	10%
Net income per share, diluted	$1.39	$1.26	10%

Net interest income increased $1,054,000 or 12% in the third quarter of 2007, as compared to the same period in 2006, while the net interest margin decreased from 3.91% in the third quarter of 2006 to 3.65% in the third quarter of 2007. The increase in net interest income was the result of the growth in earning assets by $164 million, as compared to the third quarter of 2006, while the flattening yield curve and a higher percentage of lower yielding assets, fed funds sold and securities, contributed to the reduction in the net interest margin. The provision for loan losses decreased by $400,000 (80%) in the third quarter of 2007 as compared to the same period in 2006, while the provision for loan losses for the year decreased $250,000 or 19% from 2006. The Company recorded $9,000 in net charge-offs in the third quarter of 2007 and the annualized year to date net charge offs to average loans decreased from .37% for the quarter ended September 30, 2006 to .03% for the quarter ended September 30, 2007. The Company’s non-performing loans as a percentage of total loans were .95% at September 30, 2007 compared to .59% at September 30, 2006. The largest increase to non-performing loans since the third quarter of 2006 was the addition of a $2.1 million relationship. A specific loan loss reserve was established for this relationship in the first quarter of 2007. The loan loss allowance to total loans ratio remained constant at .95% on both June 30, 2007 and September 30, 2007.

Non-interest income increased 12% ($389,000) in the third quarter of 2007, as compared to the same period in 2006, while non-interest expense increased 19% ($1,359,000) from the same period last year. Contributing to the increase in non-interest income was an increase in service charges and fees (up $411,000, 24%). The increase in service charge income was primarily a result of the Bank’s new overdraft program that was implemented in the third quarter of 2006. This program allows qualified customers the courtesy of paying items that overdraw the account up to a set limit. The largest increases in non-interest expense were attributed to increased salaries and employee benefits expense, which increased $423,000 or 11%. Non-interest expense in the third quarter of 2007 included the addition of $180,000 in the amortization of intangible assets acquired with the First Bank transaction.

Total assets were $1.154 billion at the end of the third quarter of 2007, which was $178 million or 18% higher than the same date a year ago. Total loans grew $111 million or 14% from September of 2006 and were funded by an increase in deposits of $176 million or 22% with the First Bank acquisition adding approximately $63 million in loans and deposits. The result of deposit growth outpacing loan growth was an increase in federal funds sold of $24 million or 100% and an increase in investments of $29 million or 40%.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

	Third Quarter Comparison				Nine months ended September 30, Comparison
	9/30/07	9/30/06	% Change		2007	2006	% Change
Income Statement Data
Net interest income	$9,681	$8,627	12%		$27,542	$25,329	9%
Provision for loan losses	100	500	(80)%		1,050	1,300	(19)%
Service charges and fees	2,117	1,706	24%		6,086	4,064	50%
Gains on the sale of mortgage loans	202	259	(22)%		692	718	(4)%
Other non-interest income	1,198	1,163	3%		3,721	3,368	10%
Salaries and employee benefits expense	4,119	3,696	11%		12,236	11,031	11%
Occupancy and equipment expense	1,158	1,022	13%		3,339	3,019	11%
Other non-interest expense	3,325	2,525	32%		9,653	7,385	31%
Net income	3,041	2,742	11%		8,046	7,388	9%

Per Share Data
Basic earnings per share	$0.53	$0.47	13%		$1.39	$1.26	10%
Diluted earnings per share	0.53	0.47	13%		1.39	1.26	10%
Cash dividends declared	0.24	0.20	20%		0.46	0.38	21%

Earnings Performance Data
Return on equity	13.32%	12.93%	39	bps	12.08%	12.03%	5	bps
Return on assets	1.05%	1.13%	(8	)bps	.99%	1.03%	(4	)bps
Net interest margin	3.65%	3.91%	(26	)bps	3.68%	3.89%	(21	)bps

					9/30/07	9/30/06	% Change
Balance Sheet Data
Investments					$103,073	$73,685	40%
Total loans					920,756	809,526	14%
Allowance for loan losses					8,755	6,747	30%
Total assets					1,154,181	976,453	18%
Total deposits					988,738	812,766	22%
Total borrowings					62,418	70,426	(11)%
Stockholders’ equity					91,060	84,600	8%

Asset Quality Data
Allowance for loan losses to total loans					.95%	.83%
Non-performing loans to total loans					.95%	.59%
Annualized charge-offs to average loans					.03%	.37%

	Five-Quarter Comparison
	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
Income Statement Data
Net interest income	$9,681	$9,094	$8,767	$8,964	$8,627
Provision for loan losses	100	300	650	400	500
Service charges and fees	2,117	2,119	1,850	1,912	1,706
Gains on the sale of mortgage loans	202	298	192	338	259
Other non-interest income	1,198	1,293	1,230	1,388	1,163
Salaries and employee benefits expense	4,119	4,082	4,035	3,919	3,696
Occupancy and equipment expense	1,158	1,094	1,087	1,057	1,022
Other non-interest expense	3,325	3,153	3,175	2,731	2,525
Net income	3,041	2,848	2,157	3,064	2,742

Per Share Data
Basic earnings per share	$0.53	$0.49	$0.37	$0.53	$0.47
Diluted earnings per share	0.53	0.49	0.37	0.52	0.47
Cash dividends declared	0.24	0.00	0.22	0.00	0.20

Earnings Performance Data
Return on equity	13.32%	12.85%	10.00%	14.16%	12.93%
Return on assets	1.05%	1.06%	.84%	1.19%	1.13%
Net interest margin	3.65%	3.67%	3.71%	3.80%	3.91%

	9/30/07	6/30/07	3/31/07	12/31/06	9/30/06
Balance Sheet Data
Investments	$103,073	$97,463	$113,959	$118,954	$73,685
Total loans	920,756	909,377	818,582	814,101	809,526
Allowance for loan losses	8,755	8,664	7,342	6,918	6,747
Total assets	1,154,181	1,142,083	1,048,395	1,051,563	976,453
Total deposits	988,738	980,888	908,458	914,427	812,766
Total borrowings	62,418	60,064	41,950	39,867	70,426
Stockholders’ equity	91,060	90,146	87,591	86,883	84,600

Asset Quality Data
Allowance for loan losses to total loans	.95%	.95%	.90%	.85%	.83%
Non-performing loans to total loans	.95%	1.11%	.70%	.61%	.59%
Annualized charge-offs to average loans	.03%	.05%	.11%	.30%	.37%

About BKFC

BKFC, a bank holding company with assets of approximately $1,154 million, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-eight branch locations and forty-one ATMs in the Northern Kentucky market.

For more information contact:

Martin Gerrety

Executive Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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